Exhibit 2.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

CAPITAL SOUTHWEST CORPORATION

AND

CSW INDUSTRIALS, INC.

DATED AS OF SEPTEMBER 8, 2015

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TABLE OF CONTENTS
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DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is dated as of September 8, 2015, by and between Capital Southwest Corporation, a Texas corporation (“Capital Southwest”), and CSW Industrials, Inc., a Delaware corporation and a wholly-owned subsidiary of Capital Southwest (“CSWI” and, together with Capital Southwest, the “Parties”).

WHEREAS, the Board of Directors of Capital Southwest has determined that it is in the best interests of Capital Southwest and its shareholders to separate the CSWI Businesses from Capital Southwest’s other businesses on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Capital Southwest has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $0.25 per share, of Capital Southwest (the “Capital Southwest Common Stock”) as of the Record Date of all the issued and outstanding shares of common stock, par value $0.01 per share, of CSWI (each such share is individually referred to as a “CSWI Share” and collectively referred to as the “CSWI Common Stock”), respectively, on the basis of one CSWI Share for every share of Capital Southwest Common Stock (the “Share Distribution”); and

WHEREAS, the Parties have determined to set forth in this Agreement and the Ancillary Agreements the principal corporate and other transactions required to effect the Share Distribution, as well as the other agreements that will govern certain other matters prior to and following the Share Distribution.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms have the following meanings:

“Action” means any demand, action, suit, arbitration, inquiry, proceeding, investigation, audit, counter suit, hearing or litigation of any nature, whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. Unless expressly provided herein to the contrary, for purposes of this Agreement, neither CSWI nor any CSWI Company shall be deemed to be an Affiliate of Capital Southwest or any of its Subsidiaries, and neither Capital Southwest nor any of its Subsidiaries (other than CSWI or any CSWI Company) shall be deemed to be an Affiliate of CSWI or any of its Subsidiaries.

“Agent” has the meaning set forth in Section 2.2(a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties in connection with the transactions contemplated hereby (including the Internal Reorganization and the Contribution), including the Tax Matters Agreement, the Employee Matters Agreement and the Sublease.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in Dallas, Texas are authorized or obligated by Law to close.

“Capital Southwest” has the meaning set forth in the preamble to this Agreement.

“Capital Southwest Business” means the business of acting as a business development company under the Investment Company Act of 1940.

“Capital Southwest Common Stock” has the meaning set forth in the recitals to this Agreement.

“Capital Southwest Indemnitees” means Capital Southwest and its Affiliates and Representatives, and each of their respective heirs, executors, successors and assigns.

 “Capital Southwest Liabilities” means any and all Liabilities of Capital Southwest and its Affiliates (including CSWI and the CSWI Companies), other than CSWI Liabilities, including any and all Liabilities arising out of or resulting from (a) the ownership or operation of the Capital Southwest Business or any other business, in each case as conducted at any time prior to, on or after the Distribution Date or (b) the use by CSWI or any of its Affiliates prior to the consummation of the Share Distribution of any Capital Southwest Marks.

 “Capital Southwest Marks” shall include all names, logos or trademarks of Capital Southwest and its Affiliates and all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing, in each case other than any CSWI Marks.

“Claim Notice” has the meaning set forth in Section 4.3(a).

“Code” means the Internal Revenue Code of 1986.

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” has the meaning set forth in Section 5.4(a).

“Contribution” has the meaning set forth in Section 2.1(b).

“CSWI” has the meaning set forth in the preamble to this Agreement.

“CSWI Businesses” means the businesses of each of CSWI and the CSWI Companies prior to, on and after the Distribution Date.

“CSWI Common Stock” has the meaning set forth in the recitals to this Agreement.

“CSWI Companies” means The RectorSeal Corporation, The Whitmore Manufacturing Company, Jet-Lube, Inc., Balco, Inc., Strathmore Holdings, LLC, Smoke Guard, Inc. and CapStar Holdings Corporation, and each of their respective Subsidiaries.

 “CSWI Indemnitees” means CSWI and each of the CSWI Companies and each of their respective Affiliates and Representatives, and each of their respective heirs, executors, successors and assigns.

“CSWI Liabilities” means any and all Liabilities, to the extent relating to, arising out of or resulting from (a) the ownership or operation of the CSWI Businesses (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date, (b) the ownership or operation of any business conducted by CSWI or any CSWI Company at any time prior to, on or after the Distribution Date, (c) the incorporation of CSWI, (d) the post-Share Distribution operation of CSWI as a holding company of the CSWI Companies and (e) any other Liabilities that are expressly assumed by CSWI under this Agreement or any Ancillary Agreement.

“CSWI Marks” means “CSW Industrials” and the logo attached as Schedule A.

“CSWI Share” has the meaning set forth in the recitals to this Agreement.

“Direct Claim” has the meaning set forth in Section 4.4.

“Distribution Date” means such date as may be determined by the Board of Directors of Capital Southwest or a committee of such Board of Directors as the date as of which the Share Distribution shall be effected.

“Effective Date” has the meaning set forth in Section 2.5.

“Employee Matters Agreement” means the Employee Matters Agreement, by and between Capital Southwest and CSWI, which agreement shall be entered into prior to or on the Distribution Date.

“Encumbrance” means, with respect to any property or asset, any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or deed of trust, hypothecation, assignment, preemptive purchase right, or other adverse claim of any kind in respect of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Requirements” has the meaning set forth in Section 5.1(c).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Indemnified Party” has the meaning set forth in Section 4.3(a).

“Indemnifying Party” has the meaning set forth in Section 4.3(a).

“Indemnitee” means, as applicable, a CSWI Indemnitee or a Capital Southwest Indemnitee.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation provided to holders of Capital Southwest Common Stock in connection with the Share Distribution, including any amendments or supplements thereto.

“Internal Reorganization” has the meaning set forth in Section 2.1(a).

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, due or to become due, written or oral, whenever or however arising (including, whether arising out of any Law or Contract, or tort based on negligence or strict liability) and whether or not the same would be required by United States generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any and all Liabilities, claims, Actions, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including attorneys’ fees and out-of-pocket disbursements).

“Management Agreements” means any agreement pursuant to which CSWI or any CSWI Company is obligated to pay management or other related fees to Capital Southwest or any of its Affiliates.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Notice Period” has the meaning set forth in Section 4.3(a).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or any arbitration or mediation tribunal.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Encumbrances” means, collectively, (a) Encumbrances reflected or reserved against or otherwise disclosed in the audited financial statements of any of the CSWI Companies and (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business and not securing any amount that is past due.

“Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Record Date” means such date as may be determined by the Board of Directors of Capital Southwest or a committee of such Board of Directors as the record date for the Share Distribution.

“Records” has the meaning set forth in Section 5.1(a).

“Registration Statement” means the registration statement on Form 10 filed with the Commission to effect the registration of the CSWI Shares pursuant to the Exchange Act.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Share Distribution” has the meaning set forth in the recitals to this Agreement.

“Share Issuance” has the meaning set forth in Section 2.1(b).

“Sublease” means the Sublease, by and between Capital Southwest and CSWI, which agreement shall be entered into prior to or on the Distribution Date.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests. Unless expressly provided herein to the contrary, for purposes of this Agreement, neither CSWI nor any CSWI Company shall be deemed to be a Subsidiary of Capital Southwest or any of its Subsidiaries.

“Tax” means any tax, charge, fee, duty, levy, impost or other assessment imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other tax, and any interest, penalties or additions attributable thereto.

“Tax Matters Agreement” means the Tax Matters Agreement, by and between Capital Southwest and CSWI, which agreement shall be entered into prior to or on the Distribution Date.

“Third Party Claim” has the meaning set forth in Section 4.3(a).

“Transferred Assets” means:

(a)           all of the capital stock or other equity interests in each of the CSWI Companies;

(b)           $13.0 million in cash; and

(c)           the assets listed on Schedule B.

Section 1.2            Reference; Interpretation. Unless the context requires otherwise, (a) all references to Sections, Articles or Schedules are to the Sections, Articles or Schedules of or to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with United States generally accepted accounting principles, consistently applied, and as in effect on the date of this Agreement, (c) words in the singular include the plural and vice versa, (d) all references to $ or dollar amounts will be to lawful currency of the United States, (e) to the extent the term “day” or “days” is used, it will mean calendar days unless Business Days are specified, (f) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (g) the term “including” means “including without limitation,” (h) the term “or” will be disjunctive but not exclusive, (i) the term “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if,” and (j) any reference to any contract or Law is a reference to it as amended, modified and supplemented from time to time (and, in the case of a Law, to (i) any successor provision and (ii) the rules and regulations promulgated thereunder). Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

ARTICLE II

INTERNAL REORGANIZATION AND CONTRIBUTION; SHARE DISTRIBUTION; CERTAIN COVENANTS

Section 2.1            Internal Reorganization and Contribution.

(a)           Prior to the Share Distribution, Capital Southwest will:

(i)            cause Balco, Inc. to redeem the outstanding minority interest in its common stock held by certain members of its management; and

(ii)           cause Capital Southwest Venture Corporation to distribute all of the outstanding preferred stock of CapStar Holdings Corporation owned by Capital Southwest Venture Corporation to Capital Southwest;

(such actions, collectively, the “Internal Reorganization”).

(b)           Following the completion of the Internal Reorganization, immediately prior to the effectiveness of the Share Distribution, Capital Southwest will transfer to CSWI, and CSWI will acquire from Capital Southwest, all of Capital Southwest’s right, title and interest in and to the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances (the “Contribution”), in exchange for such number of CSWI Shares as will be necessary for Capital Southwest to distribute to its shareholders of record on the Record Date one CSWI Share for every one share of Capital Southwest Common Stock outstanding on the Record Date (the “Share Issuance”).

(c)           In furtherance of the Contribution, Capital Southwest will, prior to the Share Distribution, deliver or cause to be delivered to CSWI:

(i)            certificates evidencing (A) all shares of capital stock of The RectorSeal Corporation, (B) 80% of the shares of capital stock of The Whitmore Manufacturing Company, (C) all shares of capital stock of Balco, Inc. and (D) all shares of capital stock of CapStar Holdings Corporation, each duly endorsed in blank or accompanied by a stock power duly endorsed in blank;

(ii)           an amount in cash equal to $13.0 million, by wire transfer of immediately available funds, to an account designated by CSWI; and

(iii)          a bill of sale and assignment and assumption agreement, transferring to CSWI all of Capital Southwest’s right, title and interests in and to the Transferred Assets set forth on Schedule B.

(d)           In furtherance of the Share Issuance, CSWI will issue to Capital Southwest a stock certificate representing the CSWI Shares to be issued to Capital Southwest in the Share Issuance.

Section 2.2            Share Distribution.

(a)           On or prior to the Distribution Date, Capital Southwest shall deliver to Capital Southwest’s stock transfer agent (the “Agent”) a single stock certificate representing all of the issued and outstanding CSWI Shares, in each case, endorsed by Capital Southwest in blank, for the benefit of the holders of Capital Southwest Common Stock, and Capital Southwest shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the CSWI Shares to holders of record of shares of Capital Southwest Common Stock on the Record Date, all as further contemplated by the Registration Statement and hereby. CSWI shall provide any share certificates that the Agent shall require in order to effect the Share Distribution. The Share Distribution shall be effective as of 11:59 p.m. on the Distribution Date.

(b)           The CSWI Common Stock issued in the Share Distribution is intended to be distributed only pursuant to a book entry system. Capital Southwest shall instruct the Agent to deliver the CSWI Common Stock previously delivered to the Agent to a depositary and to mail to each holder of record of Capital Southwest Common Stock on the Record Date, a statement of the CSWI Common Stock credited to such holder’s account. If following the Share Distribution a holder of CSWI Common Stock requests physical certificates instead of participating in the book entry system, the Agent shall issue certificates for such shares.

(c)           Capital Southwest will direct the Agent, as soon as practicable after the effectiveness of the Share Distribution, to (i) determine the number of whole shares and fractional shares of CSWI Common Stock allocable to each holder, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions or otherwise as determined by the Agent at the then prevailing trading prices on behalf of holders that would otherwise be entitled to fractional share interests, and (iii) distribute to each such holder, or for the benefit of each beneficial owner of fractional shares, such holder or beneficial owner’s ratable share of the net proceeds of such sales, based upon the weighted average gross selling price per share of CSWI Common Stock after making appropriate deductions for any amount required to be withheld under applicable Law and less any applicable transfer, stock transfer, stamp or similar Taxes. CSWI will be responsible for payment of any brokerage fees associated with such sales. None of Capital Southwest, CSWI, any CSWI Company or the Agent will guarantee any minimum sale price for the fractional shares of CSWI Common Stock. None of Capital Southwest, CSWI, any CSWI Company or the Agent will pay any interest on the proceeds from the sale of such shares.

(d)           If the aggregation of fractional shares results in any remaining fractional shares, CSWI will redeem such fractional shares for cash at a price equal to the weighted average gross selling price per share of CSWI Common Stock received by the Agent and will pay such funds to the Agent for payment as cash in lieu of fractional shares.

Section 2.3            Capital Southwest Determinations. Capital Southwest shall have the sole and absolute discretion to determine whether to proceed with all or part of the Share Distribution and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Share Distribution and the timing of and conditions to the consummation of the Share Distribution.

Section 2.4            Charter; Bylaws. On or prior to the Distribution Date, CSWI and Capital Southwest shall take all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws in substantially the form filed by CSWI with the Commission as exhibits to the Registration Statement.

Section 2.5            Directors. On or prior to the effective date of the Registration Statement (the “Effective Date”), Capital Southwest and CSWI shall take all necessary action to cause the Board of Directors of CSWI to consist of the individuals identified in the Registration Statement as directors of CSWI as of immediately following the Effective Date.

Section 2.6            Election of Officers. On or prior to the Effective Date, CSWI shall take all actions necessary and desirable so that as of the Effective Date the officers of CSWI will be as set forth in the Information Statement.

Section 2.7            Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, Capital Southwest shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate to the CSWI Businesses but which are held in the name of Capital Southwest or any of its Affiliates, to the appropriate CSWI Company.

Section 2.8            State Securities Laws. Prior to the Distribution Date, Capital Southwest and CSWI shall take all such action as may be necessary or appropriate under state securities Laws or “blue sky” Laws in order to effect the Share Distribution.

Section 2.9            Listing Application. Prior to the Effective Date, Capital Southwest and CSWI shall prepare and file with NASDAQ a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause NASDAQ to list on or prior to the Distribution Date, subject to official notice of issuance, the CSWI Shares.

Section 2.10           Misallocated Transfers. In the event that, at any time from and after the Distribution Date, a Party discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any asset (including the receipt of payments made pursuant to contracts and proceeds from accounts receivable with respect to the period on or prior to the Distribution Date) or is liable for any Liability that is attributable to the other Party or any Affiliate of the other Party pursuant to this Agreement or any Ancillary Agreement, such Party will promptly convey, or cause to be conveyed such asset or Liability to the Person so entitled thereto or responsible therefor (and the relevant Party will cause such entitled Person to accept such asset or assume such Liability).

Section 2.11           Ancillary Agreements. On or prior to the Effective Date, each of Capital Southwest and CSWI shall enter into, the Ancillary Agreements and any other agreements in respect of the Share Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 2.12           Termination of Management Agreements. The Parties will cause each of the Management Agreements to be terminated effective as of the Distribution Date.

Section 2.13           Release. Except as otherwise provided in the Ancillary Agreements, effective as of consummation of the Share Distribution, each Party hereby irrevocably waives, releases and discharges, and shall cause its Affiliates not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any actions, against the other Party or any of its Affiliates or Representatives in relation to any and all Liabilities, Actions or claims of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences, known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Distribution Date, including (except as otherwise provided in the Ancillary Agreements) any Liabilities, Actions or claims arising out of, related to or otherwise in connection with: (a) the management, operation or conduct by such Party or its Affiliates of the Capital Southwest Business or the CSWI Business, as the case may be; (b) the Share Distribution, the Internal Reorganization and the Contribution; (c) the terms of this Agreement; and (d) any other decision that may have been made, or any action taken, relating to the formation of CSWI and the consummation of the Internal Reorganization, the Contribution and the Share Distribution; provided, however, that nothing in this Section 2.13 shall affect any Party’s rights or obligations under this Agreement or any Ancillary Agreement or any Liabilities owed by a Party or its Affiliates to a director, officer, employee or other Representative or equity holder of the other Party or its Affiliates in their capacity as such. The Parties acknowledge and agree that the purpose of this Section 2.13 is to make clear the intent of the Parties that, following consummation of the Share Distribution, the only Liability that any Party shall have to any other Party or its Affiliates shall be its obligations under and pursuant to the terms of this Agreement and the Ancillary Agreements and there shall be no Liability in respect of any event, occurrence, action or inaction on or prior to the Share Distribution.

Section 2.14           Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the Ancillary Agreements, all intercompany trade accounts receivable and accounts payable between Capital Southwest, on the one hand, and CSWI or any CSWI Company, on the other hand, in existence immediately prior to the Distribution Date shall be repaid, redeemed, settled, released or cancelled as of the Distribution Date.

Section 2.15           Further Assurances. If at any time after the Share Distribution any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, to the extent reasonably requested to do so by the other Party, and each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder. Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all applicable filings with, and approvals from, any Governmental Authority.

ARTICLE III

CONDITIONS

Section 3.1            Conditions Precedent to Consummation of the Share Distribution. The Share Distribution shall not be effected unless and until the following conditions have been satisfied or waived by Capital Southwest, in its sole and absolute discretion, at or before the Distribution Date:

(a)           the Registration Statement shall have been declared effective by the Commission under the Exchange Act, with no stop order in effect with respect thereto, and no Actions for such purpose shall be pending before, or threatened by, the Commission;

(b)           Capital Southwest shall have mailed the Information Statement (and such other information concerning CSWI, the Share Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the shareholders of Capital Southwest;

(c)           Capital Southwest shall have received an opinion from a nationally recognized accounting firm engaged by Capital Southwest, in form and substance satisfactory to Capital Southwest in its sole and absolute discretion, that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the Contribution and the Share Distribution should qualify as tax-free to Capital Southwest and Capital Southwest's shareholders (except for cash received in lieu of fractional shares) for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and related provisions of the Code;

(d)           the Board of Directors of Capital Southwest shall have declared the distribution of outstanding shares of common stock of CSWI to Capital Southwest shareholders as of the Record Date, which declaration may be made or withheld at its sole and absolute discretion;

(e)           all actions and filings necessary or appropriate under applicable U.S. federal or state securities Laws and state “blue sky” Laws and any comparable laws under any foreign jurisdictions in connection with the Share Distribution shall have been taken and become effective;

(f)            no Order preventing the consummation of, or materially limiting the benefits of, the Share Distribution shall be in effect;

(g)           the CSWI Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(h)           each of this Agreement and the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to this Agreement or to any of the Ancillary Agreements will be in material breach of any such agreement; and

(i)            no other events or developments shall have occurred that, in the judgment of the Board of Directors of Capital Southwest, in its sole discretion, would result in the Share Distribution having a material adverse effect on Capital Southwest or its shareholders.

Section 3.2            Right Not to Close. Each of the conditions set forth in Section 3.1 is for the benefit of Capital Southwest, and the Board of Directors of Capital Southwest may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part. Any determination made by the Board of Directors of Capital Southwest concerning the satisfaction or waiver of any or all of the conditions in Section 3.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 3.1 will not create any obligation on the part of Capital Southwest to any other Person to effect the Share Distribution or in any way limit Capital Southwest’s right to terminate this Agreement as set forth in Section 6.10.

ARTICLE IV

INDEMNIFICATION

Section 4.1            Indemnification by Capital Southwest. From and after the Distribution Date, Capital Southwest shall indemnify, defend and hold harmless the CSWI Indemnitees from and against any and all Losses of the CSWI Indemnitees to the extent arising out of, related to or otherwise in connection with:

(a)           any breach by Capital Southwest of any of its or its Affiliates’ covenants or agreements set forth in this Agreement or any of the Ancillary Agreements (excluding the Tax Matters Agreement, for which any indemnification for Taxes will be determined pursuant to that agreement);

(b)           any claims or Actions by any shareholder of Capital Southwest, stockholder of CSWI or any other Person, in each case in respect of or related to this Agreement, any Ancillary Agreement (excluding the Tax Matters Agreement, for which any indemnification for Taxes will be determined pursuant to that agreement), the Registration Statement or any of the transactions contemplated by this Agreement or any Ancillary Agreement, including the Internal Reorganization, the Contribution and the Share Distribution;

(c)           any claims or Actions by employees or former employees of Capital Southwest, CSWI or any CSWI Company in respect of any stock options, restricted stock or other awards with respect to any rights to any equity interests in or securities exercisable or convertible into equity interests of Capital Southwest; and

(d)           any Capital Southwest Liability (other than any Liability that is subject to indemnification under the Tax Matters Agreement).

Section 4.2            Indemnification by CSWI. From and after the Distribution Date, CSWI shall indemnify, defend and hold harmless the Capital Southwest Indemnitees from and against any and all Losses of the Capital Southwest Indemnitees to the extent arising out of, related to or otherwise in connection with:

(a)           any breach by CSWI of any of its or its Affiliates’ covenants or agreements set forth in this Agreement or any of the Ancillary Agreements (excluding the Tax Matters Agreement); and

(b)           any CSWI Liability (other than any Liability that is subject to indemnification under the Tax Matters Agreement).

Section 4.3            Third Party Claim Indemnification Procedures.

(a)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any indemnified party (an “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a third Person (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party, as applicable, in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only if such failure has a prejudicial effect on the Indemnifying Party with respect to such Third Party Claim. Notice under this Section 4.3 shall be provided in accordance with Section 6.5. The Indemnifying Party shall have 20 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party, as applicable, that it desires to defend the Indemnified Party against such Third Party Claim. For the avoidance of doubt, knowledge of a Third Party Claim by a Person who is an officer or director of both Capital Southwest and CSWI shall not constitute notice for purposes of this Section 4.3.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party, as the case may be, shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. Once the Indemnifying Party, as the case may be, has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party’s participation in any such defense shall be at its own expense unless (i) representation of the Indemnified Party’s interests by the Indemnifying Party’s counsel would involve an actual conflict of interest or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party, as the case may be, has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 4.3(c), in which case the Indemnifying Party shall pay the expenses of the Indemnified Party’s counsel. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) the imposition of a consent Order that would restrict the future activity or conduct of the other party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party. The Indemnified Party shall cooperate in the defense of any Third Party Claim, including by providing access to such personnel, support and relevant business records and other documents, as may be reasonably requested by the Indemnifying Party in connection with such defense.

(c)           If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to use its reasonable best efforts to defend diligently such Third Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that Indemnifying Party, as the case may be, has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the other party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) the imposition of a consent Order that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

Section 4.4            Direct Claim Indemnification Procedures. Any claim for indemnification of Losses under this Article IV that is not a Third Party Claim (a “Direct Claim”) by an Indemnified Party shall be asserted by giving prompt written notice thereof to the Indemnified Party; provided, however, that any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that the Indemnifying Party is materially prejudiced by the delay or failure. Such notice shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and shall indicate the estimated amount of Losses, if reasonably determinable, that have been sustained by the Indemnified Party. The Indemnifying Party will have until 5:00 PM Central time on the date that is 20 Business Days after the Direct Claim is asserted to respond in writing to such Direct Claim. If such response by the Indemnifying Party is not received within such 20 Business Day period, the Indemnifying Party will be deemed to have accepted such claim. If the response of the Indemnifying Party rejecting the Direct Claim is received by the Indemnified Party within such 20 Business Day period, however, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article IV.

Section 4.5            Indemnification Payments.

(a)           Indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred, by wire transfer of immediately available funds.

(b)           The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any third Person before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such third Person.

(c)           For all applicable income Tax purposes, the Parties shall treat any payment made by one Party to the other Party pursuant to this Article IV as a capital contribution by Capital Southwest to CSWI or a distribution by CSWI to Capital Southwest, as the case may be, immediately prior to the Share Distribution, except as otherwise mandated by applicable Law.

Section 4.6            Indemnification Rights. The sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement or the transactions contemplated by this Agreement (other than claims of, or causes of action arising from, knowing and intentional fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and thereunder and except as otherwise provided herein or in any Ancillary Agreement) will be pursuant to the indemnification provisions set forth in this Article IV or any Ancillary Agreement. The rights and obligations of each Party and any Indemnitee hereunder shall survive the distribution, sale or transfer by any Party of any assets or the delegation or assignment by it of any Liabilities and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee, the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and any termination of this Agreement.

ARTICLE V

ACCESS TO INFORMATION

Section 5.1            Provision of Corporate Records; Record Retention.

(a)           From and after the Distribution Date, upon the prior written request by CSWI for agreements, documents, books, records or files including accounting, Tax and financial records (collectively, “Records”) which relate to CSWI or a CSWI Company or the conduct of the CSWI Businesses prior to the Share Distribution, or which CSWI determines are necessary or advisable (i) in order for CSWI to prepare its financial statements, (ii) for use in any Action or in order to satisfy audit, accounting, regulatory or other similar legal or regulatory requirements, or (iii) to comply with reporting, disclosure, filing or other requirements imposed on CSWI or its Affiliates by a Governmental Authority, Capital Southwest shall arrange, as soon as reasonably practicable following the receipt of such request, to promptly provide, at the sole cost and expense of CSWI, appropriate copies of such Records (or the originals thereof if CSWI has a reasonable need for such originals) in the possession or control of Capital Southwest.

(b)           From and after the Distribution Date, upon the prior written request by Capital Southwest for Records which relate to Capital Southwest or its current or former Subsidiaries (including for this purpose CSWI and the CSWI Companies) or the conduct of the Capital Southwest Business prior to the Share Distribution, or which Capital Southwest determines are necessary or advisable (i) in order for Capital Southwest to prepare its financial statements, (ii) for use in any Action or in order to satisfy audit, accounting, regulatory or other similar legal or regulatory requirements, or (iii) to comply with reporting, disclosure, filing or other requirements imposed on Capital Southwest or its Affiliates by a Governmental Authority, CSWI shall arrange, as soon as reasonably practicable following the receipt of such request, to promptly provide, at the sole cost and expense of Capital Southwest, appropriate copies of such Records (or the originals thereof if Capital Southwest has a reasonable need for such originals) in the possession or control of CSWI or any of the CSWI Companies.

(c)           Except when a longer retention period is otherwise required by Law or agreed to in writing by any Party, Capital Southwest, CSWI and the CSWI Companies shall retain all Records relating to the Capital Southwest Business and the CSWI Businesses as of the Distribution Date for the periods of time provided in each Party’s record retention policy (with respect to the documents of such party and without regard to the Share Distribution or its effects) as in effect on the Distribution Date. Following the expiration of the retention period specified in the immediately preceding sentence, Capital Southwest or CSWI may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time following the expiration of such 90-day period. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of the Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Section 5.2            Access to Information. From and after the Distribution Date, each of Capital Southwest and CSWI shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and Records of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party pursuant to Section 5.1.

Section 5.3            Witnesses; Documents and Cooperation in Actions. From and after the Distribution Date, each of Capital Southwest and CSWI shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available, to the extent that such Persons or Records may reasonably be required in connection with the prosecution, evaluation, pursuit, settlement, compromise or defense of any Action, including any Third Party Claim, in which the requesting Party may from time to time be involved. This provision shall not apply to any Action brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules). Without limiting any provision of this Section 5.3, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Third Party Claim.

Section 5.4            Confidentiality.

(a)           Each Party acknowledges that prior to the Distribution Date, Capital Southwest and its Affiliates, on the one hand, and CSWI and the CSWI Companies, on the other hand, have each had access to certain non-public confidential information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information of the other (“Confidential Information”), and that the unauthorized use or disclosure of any Confidential Information at any time may irreparably damage Capital Southwest and its Affiliates or CSWI and the CSWI Companies, as the case may be. Capital Southwest and its Affiliates, on the one hand, and CSWI and the CSWI Companies, on the other hand, shall keep, and shall cause their respective Affiliates and Representatives to keep, confidential all Confidential Information concerning the other Party in their possession, their custody or under their control to the extent such information (i) relates to or was acquired during the period prior to the Distribution Date, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement, or (iv) is based upon or is derived from Confidential Information described in the preceding clauses (i), (ii), or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, subject to Section 5.4(b). Each Party shall be deemed to have satisfied its obligation to hold confidential any Confidential Information concerning or owned by the other Party or, in the case of CSWI, any CSWI Company, if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section 5.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely. This Section 5.4 shall not apply to information (A) that has been in the public domain through no fault of such Party, (B) that has been later lawfully acquired from other sources by such Party, provided that such source is not and was not bound by a confidentiality agreement, (C) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (D) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party, (E) that the other Party has agreed in writing may be so used or disclosed, or (F) the Party can demonstrate by contemporaneous written records was already in the possession of the such Party on a non-confidential basis at the time of disclosure.

(b)           If any Party or, in the case of CSWI, any CSWI Company, either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, Confidential Information of the other Party (or in the case of CSWI, any CSWI Company) that is subject to the confidentiality provisions of Section 5.4(a), such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the Confidential Information as is required to be disclosed or provided.

Section 5.5            Privileged Matters. Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of Capital Southwest, CSWI and the CSWI Companies, and that Capital Southwest, CSWI and each of the CSWI Companies should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a)           Capital Southwest shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Capital Southwest Business (including with respect to Liabilities as to which CSWI is required to provide indemnification under Article IV), whether or not the privileged information is in the possession of or under the control of Capital Southwest or CSWI or the CSWI Companies. Capital Southwest shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Capital Southwest Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Capital Southwest or any of its Subsidiaries, whether or not the privileged information is in the possession of or under the control of Capital Southwest or CSWI or the CSWI Companies.

(b)           CSWI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the CSWI Businesses (including with respect to Liabilities as to which Capital Southwest is required to provide indemnification under Article IV), whether or not the privileged information is in the possession of or under the control of Capital Southwest or CSWI or the CSWI Companies. CSWI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting CSWI Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by CSWI or the CSWI Companies, whether or not the privileged information is in the possession of CSWI or the CSWI Companies or under the control of Capital Southwest or CSWI or the CSWI Companies.

(c)           The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 5.5, with respect to all privileges not allocated pursuant to the terms of Sections 5.5(a) and (b).

(d)           Subject to Sections 5.5(a) and (b), no Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privileged, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e)           In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f)            If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party. Each Party specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 5.5 or otherwise to prevent the production or disclosure of such privileged information.

(h)           The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Capital Southwest and CSWI, as set forth in Sections 5.4 and 5.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 5.1, 5.2 and 5.3, the agreement to provide witnesses and individuals pursuant to Section 5.3, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.3, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 5.6            Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article IV or this Article V shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 5.7            Cost of Providing Records and Information. A Party requesting Records, information or access to Representatives, witnesses or properties, under Articles IV or V, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.

Section 5.8            Other Agreements Providing for Exchange of Information. Nothing in this Article V shall limit any rights of the Parties under the Tax Matters Agreement. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on cooperation, access to information, privilege and the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which Capital Southwest and CSWI or a CSWI Company is a party.

Section 5.9            Compliance with Laws and Agreements. Subject to Section 5.8 in connection with the Tax Matters Agreement, nothing in this Article V shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VI

MISCELLANEOUS

Section 6.1            Complete Agreement; Construction. This Agreement, including the schedules hereto, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 6.2            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. The delivery of an executed Agreement by facsimile or other electronic delivery shall be sufficient to bind the Party so delivering such Agreement.

Section 6.3            Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 6.4            Distribution Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Share Distribution, the Internal Reorganization, the Contribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by Capital Southwest. Such expenses shall be deemed to be Capital Southwest Liabilities. Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 6.5            Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Capital Southwest:

Capital Southwest Corporation
5400 Lyndon B. Johnson Freeway, Suite 1300
Dallas, Texas 75240
Attention: Chief Executive Officer

To CSWI:

CSW Industrials, Inc.
5400 Lyndon B. Johnson Freeway, Suite 1300
Dallas, Texas 75240
Attention: Chief Executive Officer

Section 6.6            Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 6.7            Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 6.8            Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party; provided, that no such assignment will relieve the assigning Party of its obligations hereunder.

Section 6.9            Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 6.10           Termination. This Agreement (including Article IV) may be terminated and the Share Distribution may be amended, modified or abandoned at any time prior to the Share Distribution by and in the sole discretion of Capital Southwest without the approval of CSWI or the shareholders of Capital Southwest. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Share Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article IV shall not be terminated or amended after the Share Distribution in respect of a third party beneficiary thereto without the consent of such Person.

Section 6.11           Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and assigns and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. The Parties agree that each CSWI Indemnitee and Capital Southwest Indemnitee who is not a party to this Agreement is an intended third party beneficiary of the indemnification provisions of this Agreement.

Section 6.12           Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.13           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

Section 6.14           Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 6.15           Specific Performance. From and after the Share Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Share Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 6.16           Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAPITAL SOUTHWEST CORPORATION

By:	/s/ Bowen S. Diehl
Name:	Bowen S. Diehl
Title:	Chief Investment Officer

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
Name:	Joseph B. Armes
Title:	Chief Executive Officer

[Signature Page to Distribution Agreement]